Exhibit 10.1

REGIS CORPORATION

AMENDED AND RESTATED 2004 LONG TERM INCENTIVE PLAN

(As proposed to be amended and restated upon shareholder approval at the October 22, 2013 annual meeting)

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3.3	Delegation of Authority	7
3.4	Indemnification	7

ARTICLE IV SHARES SUBJECT TO PLAN		7
4.1	Number of Shares	7
4.2	Release of Shares	7
4.3	Substitute Awards	7
4.4	Restrictions on Awards	8
4.5	Shareholder Rights	8
4.6	Effect of Certain Changes	8

ARTICLE V ELIGIBILITY		9
5.1	Eligibility	9

ARTICLE VI STOCK OPTIONS		9
6.1	General	9
6.2	Grant	9
6.3	Terms and Conditions	9
6.4	Termination by Reason of Death	10
6.5	Termination by Reason of Disability	10
6.6	Termination for Cause	10
6.7	Other Termination	10

ARTICLE VII STOCK APPRECIATION RIGHTS		11
7.1	General	11
7.2	Grant	11
7.3	Terms and Conditions	11

ARTICLE VIII RESTRICTED STOCK AND RESTRICTED STOCK UNITS		12
8.1	General	12
8.2	Grant, Awards and Certificates	12
8.3	Terms and Conditions	12

ARTICLE IX PERFORMANCE UNITS		13
9.1	General	13
9.2	Earning Performance Unit Awards	13
9.3	Termination of Employment Due to Death or Disability	13
9.4	Nontransferability	13
9.5	Election to Defer	14
9.6	Payment	14

ARTICLE X CHANGE IN CONTROL PROVISIONS		14
10.1	Impact of Event	14
10.2	Additional Discretion	14
10.3	Fundamental Change	14

ARTICLE XI PROVISIONS APPLICABLE TO SHARES ACQUIRED UNDER THIS PLAN		15
11.1	No Company Obligation	15

ARTICLE XII MISCELLANEOUS		15
12.1	Amendments and Termination; No Repricing	15
12.2	Unfunded Status of Plan	16
12.3	Provisions Relating to Internal Revenue Code Section 162(m)	16
12.4	No Additional Obligation	17
12.5	Withholding	17

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12.6	Controlling Law	17
12.7	Offset	17
12.8	Nontransferability; Beneficiaries	18
12.9	Gross-Up for Excise Tax	18
12.10	No Rights with Respect to Continuance of Employment	18
12.11	Awards in Substitution for Awards Granted by Other Corporations	18
12.12	Foreign Alternatives	19
12.13	Delivery of Stock Certificates	19
12.14	Headings	19
12.15	Severability	19
12.16	Successors and Assigns	19
12.17	Entire Agreement	19

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REGIS CORPORATION

AMENDED AND RESTATED 2004 LONG TERM INCENTIVE PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.1 Establishment. The Regis Corporation 2004 Long Term Incentive Plan (“Plan”) was established by Regis Corporation (“Company”), effective as of May 26, 2004 (the “Effective Date”), restated effective as of December 31, 2008 to incorporate and supersede all prior amendments hereto and to make certain changes to comply with Section 409A of the Internal Revenue Code of 1986, further amended and restated as of October 28, 2010 to, among other changes, increase the shares available under the Plan, and shall be further amended as set forth herein as of the Restatement Effective Date.

1.2 Purpose. The purpose of the Plan is to foster and promote the long-term financial success of the Company and materially increase shareholder value by motivating performance through incentive compensation. The Plan also is intended to encourage Participant ownership in the Company, attract and retain talent, and enable Participants to participate in the long-term growth and financial success of the Company. The Plan and the grant of Awards thereunder are expressly conditioned upon the Plan’s approval by the shareholders of the Company.

1.3 Compliance with 409A. The Plan is intended to meet the requirements of paragraph (2), (3) and (4) of Code Section 409A(a) to the extent applicable, and the terms and provisions of the Plan should be interpreted and applied in a manner consistent with such requirements, including the regulations and other guidance issued under Code Section 409A.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms are defined as set forth below:

2.1 “Affiliate” means any entity that is a subsidiary or a parent corporation, as defined in Section 424(e) of the Code, of the Company or any other entity designated by the Committee as covered by the Plan in which the Company has, directly or indirectly, at least a 20% voting interest.

2.2 “Agreement” means any agreement entered into pursuant to the Plan by which an Award is granted to a Participant, and any amendments thereto.

2.3 “Award” means any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Performance Unit granted to a Participant under the Plan. Awards shall be subject to the terms and conditions of the Plan and shall be evidenced by an Agreement containing such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

2.4 “Beneficiary” means any person or other entity, which has been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the compensation, specified under the Plan to the extent permitted. If there is no designated beneficiary, then the term means any person or other entity entitled by will or the laws of descent and distribution to receive such compensation.

2.5 “Board of Directors” or “Board” means the Board of Directors of the Company.

2.6 “Cause” means, for purposes of determining whether and when a Participant has incurred a Termination of Employment for Cause, any act or omission which permits the Company to terminate the written employment agreement or arrangement between the Participant and the Company or an Affiliate for “cause” as defined in such agreement or arrangement. In the event there is no such agreement or arrangement or the agreement or arrangement does not define the term “Cause,” then “Cause” means (1) with respect to Awards granted before October 28, 2010, the Participant’s intentional participation in illegal conduct which (i) is materially and directly detrimental to the financial interests of the Company or an Affiliate and (ii) results in the Participant’s conviction of a felony and (2) with respect to Awards granted on or after October 28, 2010, (i) (a) a felony conviction under any Federal or state statute which is materially detrimental to the financial interests of the Company, or (b) willful non-performance by the Participant of his or her material employment duties other than by reason of his or her physical or mental incapacity after reasonable written notice to the Participant and reasonable opportunity (not less than thirty (30) days) to cease such non-performance; or (ii) the Participant willfully engaging in fraud or gross misconduct which is materially detrimental to the financial interests of the Company.

2.7 “Change in Control” means:

(1) with respect to Awards granted before January 1, 2009, the first to occur of any of the following events:

(a) the acquisition by any “person,” as that term is used in Sections 13(d) and 14(d) of the Exchange Act of “beneficial ownership,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 20% or more of the shares of the Company’s capital stock;

(b) the first day on which less than two-thirds of the total membership of the Board of Directors shall be Continuing Directors (as that term is defined in Article VII of the Company’s Articles of Incorporation);

(c) the approval by the shareholders of the Company of a merger, share exchange, or consolidation of the Company (a “Transaction”), other than a Transaction which would result in the Voting Stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the Voting Stock of the Company or such surviving entity immediately after such Transaction; or

(d) the approval by the shareholders of the Company of a complete liquidation of the Company or a sale or disposition of all or substantially all the assets of the Company; and

(2) with respect to Awards granted on or after January 1, 2009, the first to occur of any of the following events:

(a) any “person” within the meaning of Section 2(a)(2) of the Securities Act of 1933 and Section 14(d) of the Exchange Act is or has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of twenty percent (20%) or more of either (i) the then outstanding shares of Common Stock of the Company (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), except for an acquisition by an entity resulting from a Business Combination (as defined below) in which clauses (x) and (y) of subparagraph (b) applies;

(b) consummation of (i) a merger or consolidation of the Company with or into another entity, (ii) a statutory share exchange or (iii) the acquisition by any person (as defined above) of all or substantially all of the assets of the Company (each, a “Business Combination”), unless immediately following such Business Combination, (x) all or substantially all of the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the voting power of the then outstanding shares of voting stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of the Company’s voting stock immediately prior to such Business Combination) as their beneficial ownership of the Company’s voting stock immediately prior to such Business Combination and (y) no person (as defined above) beneficially owns, directly or indirectly, twenty percent (20%) or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity), or

(c) individuals who constitute the Company’s Board of Directors on the Effective Date (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters (75%) of the directors comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;

provided, however, that for any payment with respect to any Award under the Plan that is subject to Section 409A of the Code, the Change in Control must also be a change in control event under Treas. Reg. Section 1.409A-3(i)(5).

2.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor, along with related rules, regulations and interpretations.

2.9 “Commission” means the Securities and Exchange Commission or any successor thereto.

2.10 “Committee” means the committee of the Board responsible for granting Awards under the Plan, which shall be the Compensation Committee of the Board, until such time as the Board may designate a different committee. The Committee shall consist solely of two or more directors, each of whom is a “Non-Employee Director” within the meaning of Rule 16b-3 and each of whom is also an “outside director” under Section 162(m) of the Code. In addition, each member of the Committee must be an “independent director” as determined under the corporate governance rules of the New York Stock Exchange, as amended from time to time.

2.11 “Common Stock” means the shares of the Company’s common stock, $0.05 par value, whether presently or hereafter issued, and any other stock or security resulting from adjustment thereof as described hereinafter, or the common stock of any successor to the Company which is designated for the purpose of the Plan.

2.12 “Company” means Regis Corporation, a Minnesota corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

2.13 “Covered Employee” means a Participant who, in the sole judgment of the Committee, may be treated as a “covered employee” within the meaning of Section 162(m) of the Code at the time income is recognized by the Participant in connection with an Award that is intended to qualify for the Performance-Based Exception (as defined below).

2.14 “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

2.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.16 “Exercise Price” means the price at which the Common Stock may be purchased under an Option or may be obtained under a Stock Appreciation Right.

2.17 “Fair Market Value” means the value of one share of Common Stock, determined pursuant to the applicable method described below, without regard to whether the Common Stock is restricted or represents a minority interest:

(1) if the Common Stock is listed on a securities exchange or quoted on an automated quotation system, the closing price of a share of Common Stock on the relevant date (or, if such date is not a business day or a day on which quotations are reported, then on the immediately preceding date on which quotations were reported) or if a closing price was not reported on the grant date, then the arithmetic mean of the high and low prices on that date or on the first preceding trading date, as reported by the principal national exchange on which such shares are traded (in the case of an exchange) or by the automated quotation system, as the case may be;

(2) if the Common Stock is not listed on a national securities exchange or quoted on the automated quotation system, but is actively traded in the over-the counter market, the average of the closing bid and asked prices for a share of the Common Stock on the relevant date (or, if such date is not a business day or a day on which quotations are reported, then on the immediately preceding date on which quotations were reported), or the most recent preceding date for which such quotations are reported; and

(3) if, on the relevant date, the Common Stock is not publicly traded or reported as described in (1) or (2) above, the value determined by the reasonable application of a reasonable valuation method which is consistent with Treas. Reg. § 1.409A-1(b)(5)(iv), selected in good faith by the Board.

2.18 “Grant Date” means the date as of which an Award is granted pursuant to the Plan or such later effective date for the Award as specified at the time of grant.

2.19 “Incentive Stock Option” means any Stock Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

2.20 “Non-Qualified Stock Option” means an Option to purchase Common Stock in the Company granted under the Plan, the taxation of which is pursuant to Section 83 of the Code.

2.21 “Option Period” means the period during which the Option remains outstanding in accordance with an Agreement and Article VI.

2.22 “Participant” means a person who satisfies the eligibility conditions of Article V and to whom an Award has been granted by the Committee under the Plan. In the event that a Representative is appointed for a Participant, then the term “Participant” shall mean such appointed Representative. Notwithstanding the appointment of a Representative, the term “Termination of Employment” shall mean the Termination of Employment of the Participant.

2.23 “Performance Unit” shall have the meaning set forth in Section 9.1 hereof.

2.24 “Plan” means the Regis Corporation 2004 Long Term Incentive Plan, as herein set forth and as may be amended from time to time.

2.25 “Representative” means (a) the person or entity acting as the executor or administrator of a Participant’s estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had the Participant’s primary residence at the date of the Participant’s death; (b) the person or entity acting as the guardian or temporary guardian of a Participant; (c) the person or entity which is the beneficiary of the Participant upon or following the Participant’s death; or (d) the person to whom an Award has been permissibly transferred; provided that only one of the foregoing shall be the Representative at any point in time as determined under applicable law and recognized by the Committee.

2.26 “Restatement Effective Date” means the date on which this Plan, as amended and restated, is approved by the Company’s shareholders at the Company’s 2013 annual meeting of shareholders.

2.27 “Restricted Stock” means Common Stock granted to a Participant under Section 8.1 hereof and which is subject to certain restrictions and to a risk of forfeiture or repurchase by the Company.

2.28 “Restricted Stock Unit” means an Award to a Participant under Section 8.1 hereof under which no Common Stock actually is awarded to the Participant on the date of grant. Each Award of a Restricted Stock Unit entitles a Participant to receive a share of Common Stock, or cash in the amount of the Fair Market Value of a share of Common Stock, as of a future date, subject to certain restrictions and to a risk of forfeiture.

2.29 “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Commission under Section 16 of the Exchange Act.

2.30 “Stock Appreciation Right” means a right granted under Article VII.

2.31 “Stock Option” or “Option” means a right, granted to a Participant under Section 6.1 hereof, to purchase Common Stock at a specified price during specified time periods.

2.32 “Termination of Employment” means the occurrence of any act or event whether pursuant to an employment agreement or otherwise that actually or effectively causes or results in the person’s ceasing, for whatever reason, to be any and all of an officer or employee of the Company or of any Affiliate, including, without limitation, death, Disability, dismissal, severance at the election of the Participant, retirement, or severance as a result of the discontinuance, liquidation, sale or transfer by the Company or its Affiliates of a business owned or operated by the Company or its Affiliates.

With respect to any person who is not an employee with respect to the Company or an Affiliate (such as a non-employee member of the Board), the Agreement shall establish what act or event shall constitute a Termination of Employment for purposes of the Plan. A Termination of Employment shall occur with respect to an employee who is employed by an Affiliate if the Affiliate shall cease to be an Affiliate and the Participant shall not immediately thereafter become an employee of the Company or an Affiliate. To the extent that an Award granted under the Plan is subject to Internal Revenue Code Section 409A, a Termination of Employment shall mean a “separation from service” under Code Section 409A and the regulations and guidance issued with respect thereto (all references herein to Code Section 409A shall include such regulations and guidance). Notwithstanding the foregoing, no Termination of Employment shall be deemed to have occurred in the case of (1) an approved leave of absence; and (2) any change in status so long as the individual remains in the service of the Company or any Affiliate in a capacity that satisfies the eligibility conditions of Article V.

In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

ARTICLE III

ADMINISTRATION

3.1 Committee Structure and Actions. The Plan shall be administered by the Committee in accordance with the rules and responsibilities of the Committee.

3.2 Committee Authority. Subject to the terms of the Plan, the Committee shall have the authority:

(1) to select those persons to whom Awards may be granted from time to time;

(2) to determine whether and to what extent Awards are to be granted hereunder;

(3) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(4) to determine the terms and conditions of any Award granted hereunder, provided that the Exercise Price of any Option or Stock Appreciation Right shall not be less than the Fair Market Value per share as of the Grant Date;

(5) to adjust the terms and conditions, at any time or from time to time, of any Award, subject to the limitations of Section 12.1;

(6) to determine to what extent and under what circumstances shares of Common Stock and other amounts payable with respect to an Award shall be deferred;

(7) to provide for the forms of Agreement to be utilized in connection with this Plan;

(8) to determine what legal requirements are applicable to the Plan, Awards, and the issuance of Common Stock, and to require of a Participant that appropriate action be taken with respect to such requirements;

(9) to cancel, with the consent of the Participant or as otherwise provided in the Plan or an Agreement, outstanding Awards;

(10) to require as a condition of the exercise of an Award or the issuance or transfer of a certificate (or other representation of title) of Common Stock, the withholding from a Participant of the amount of any taxes as may be necessary in order for the Company or any other employer to obtain a deduction or as may be otherwise required by law;

(11) to determine whether and with what effect an individual has incurred a Termination of Employment (or, as applicable, a “separation from service” pursuant to Code Section 409A);

(12) to determine the restrictions or limitations on the transfer of Common Stock;

(13) to determine whether an Award is to be adjusted, modified or purchased, or is to become fully exercisable, under the Plan or the terms of an Agreement;

(14) to determine the permissible methods of Award exercise and payment within the terms and conditions of the Plan and the particular Agreement;

(15) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of this Plan; and

(16) to appoint and compensate agents, counsel, auditors or other specialists to aid it in the discharge of its duties.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Agreement) and to otherwise supervise the administration of the Plan. The Committee’s policies and procedures may differ with respect to Awards granted at different times and may differ with respect to a Participant from time to time, or with respect to different Participants at the same or different times.

Any determination made by the Committee pursuant to the provisions of the Plan shall be made in its sole discretion, and in the case of any determination relating to an Award may be made at the time of the grant of the Award or, unless in contravention of any express term of the Plan or an Agreement, at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants. Any determination shall not be subject to de novo review if challenged in court.

3.3 Delegation of Authority. To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to determine and administer Awards to Participants who are not subject to Section 16 of the Exchange Act to one or more persons who are either members of the Board of Directors or executive officers of the Company.

3.4 Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified and held harmless by the Company, to the extent permitted by law, against and from (1) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act, made in good faith, under the Plan and (2) any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided such person shall give the Company an opportunity, at the Company’s expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s articles of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE IV

SHARES SUBJECT TO PLAN

4.1 Number of Shares. As originally adopted in 2004, the Plan provided for the reservation and authorization of 2,500,000 shares of Common Stock. Subject to the adjustment under Section 4.6, as of October 28, 2010, an additional 4,250,000 shares of Common Stock were reserved and became available for distribution pursuant to Awards under the Plan.  Such shares may consist, in whole or in part, of authorized and unissued shares or shares acquired from a third party.  Notwithstanding the foregoing, no more than 3,465,701 shares of Common Stock may be the subject of Awards other than Options and Stock Appreciation Rights that are granted on or after the Restatement Effective Date.

4.2 Release of Shares. The Committee shall have full authority to determine the number of shares of Common Stock available for Awards, which shall include (without limitation) as available for distribution any shares of Common Stock that have ceased to be subject to an Award; any shares of Common Stock subject to any Award that have been previously forfeited; any shares under an Award that otherwise terminates without issuance of Common Stock being made to a Participant. Notwithstanding the foregoing, the following shares of Common Stock shall not again become available for Awards or increase the number of shares available for grant under the Plan:  (i) shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option issued under the Plan, (ii) shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award, (iii) shares repurchased by the Company with proceeds received from the exercise of an Option issued under the Plan, and (iv) shares subject to a Stock Appreciation Right issued under this Plan that are not issued in connection with the stock settlement of that Stock Appreciation Right upon its exercise.  Any shares that are available immediately prior to the termination of the Plan, or any shares of Common Stock returned to the Company for any reason subsequent to the termination of the Plan, may be transferred to a successor plan.

4.3 Substitute Awards. Substitute awards granted pursuant to Section 12.11 of the Plan shall not be charged against the maximum number of shares set forth above. Additionally, in the event that a company acquired by the Company or an Affiliate or which the Company or any Affiliate combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not be charged against the foregoing maximum share limitations; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees of the Company or an Affiliate prior to such acquisition or combination.

4.4 Restrictions on Awards. Common Stock issued upon exercise of an Award shall be subject to the terms and conditions specified herein and to such other terms, conditions and restrictions as the Committee in its discretion may determine or provide in the Award Agreement. The Company shall not be required to issue or deliver any certificates for Common Stock, cash or other property prior to (i) the completion of any registration or qualification of such shares under federal, state or other law, or any ruling or regulation of any government body which the Committee determines to be necessary or advisable; (ii) the satisfaction of any applicable withholding obligation in order for the Company or an Affiliate to obtain a deduction or discharge its legal obligation with respect to the exercise of an Award; or (iii) where required by Code Section 409A for payments or transfers made upon a Participant’s “separation from service” as defined in Code Section 409A to a Participant who is a “specified employee” under Code Section 409A, the first business day after the expiration of the six month period following such separation from service or if earlier, the date of Participant’s death. The Company may cause any certificate (or other representation of title) for any shares of Common Stock to be delivered to be properly marked with a legend or other notation reflecting the limitations on transfer of such Common Stock as provided in this Plan or as the Committee may otherwise require. The Committee may require any person exercising an Award to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the Common Stock in compliance with applicable law or otherwise. Fractional shares shall not be delivered, but shall be rounded to the next lower whole number of shares.

4.5 Shareholder Rights. No person shall have any rights of a shareholder as to Common Stock subject to an Award until, after proper exercise of the Award or other action required, such shares shall have been recorded on the Company’s official shareholder records as having been issued and transferred. Upon exercise of the Award or any portion thereof, the Company will have a reasonable period in which to issue and transfer the shares, and the Participant will not be treated as a shareholder for any purpose whatsoever prior to such issuance and transfer. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued and transferred in the Company’s official shareholder records, except as provided herein or in an Agreement.

4.6 Effect of Certain Changes. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, referred to as “ASC Topic 718”) that causes the per share value of shares of Common Stock to change, such as a stock dividend or stock split, the Committee shall cause there to be made an equitable adjustment to the number and kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan, to limits on numbers of certain types of Awards and per-Participant limitations, and to outstanding Awards (including but not limited to the number and kind of shares of Common Stock to which such Awards are subject, and the exercise or strike price of such Awards) to the extent such other Awards would not otherwise automatically adjust in the equity restructuring; provided, in each case, that with respect to Incentive Stock Options, no such adjustment shall be authorized to the extent that such adjustment would cause such Incentive Stock Option to violate Section 422(b) of the Code or any successor provision; provided, further, that no such adjustment shall be authorized under this Section to the extent that such adjustment would cause an Award to be subject to adverse tax consequences under Section 409A of the Code. In the event of any other change in corporate capitalization, which may include a merger, consolidation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation of the Company to the extent such events do not constitute equity restructurings or business combinations within the meaning of ASC Topic 718, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights. In either case, any such adjustment shall be conclusive and binding for all purposes of the

Plan. Unless otherwise determined by the Committee, the number of shares of Common Stock subject to an Award shall always be a whole number.

ARTICLE V

ELIGIBILITY

5.1 Eligibility. Except as herein provided, the persons who shall be eligible to participate in the Plan and be granted Awards shall be those persons who are common law employees of the Company or any Affiliate, non-employee members of the Board, or other individuals selected by the Committee. Of those persons described in the preceding sentence, the Committee may, from time to time, select persons to be granted Awards and shall determine the terms and conditions with respect thereto. In making any such selection and in determining the form of the Award, the Committee shall give consideration to such factors deemed appropriate by the Committee.

ARTICLE VI

STOCK OPTIONS

6.1 General. The Committee shall have authority to grant Options under the Plan at any time or from time to time. An Option shall entitle the Participant to receive Common Stock upon exercise of such Option, subject to the Participant’s satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or an Agreement (the terms and provisions of which may differ from other Agreements) including, without limitation, payment of the Exercise Price.

6.2 Grant. The grant of an Option shall occur as of the Grant Date determined by the Committee. Stock Options may be granted alone or in connection with other Awards. An Award of Options shall be evidenced by, and subject to the terms of, an Agreement. Only a person who is a common-law employee of the Company, any parent corporation of the Company, or a subsidiary (as such terms are defined in Section 424 of the Code) on the date of grant shall be eligible to be granted an Incentive Stock Option. To the extent that any Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

6.3 Terms and Conditions. Options shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

(1) Exercise Price. Except in the case of substitute awards granted pursuant to Section 12.11 of the Plan, the Exercise Price per share shall not be less than the Fair Market Value per share as of the Grant Date. If an Option intended to qualify as an Incentive Stock Option is granted to an individual who owns or who is deemed to own shares possessing more than ten percent (10%) of the combined voting power of all classes of stock of the Company, a corporation which is a parent corporation of the Company, or any subsidiary of the Company (each as defined in Section 424 of the Code) (a “10% Owner”), the Exercise Price per share shall not be less than one hundred ten percent (110%) of such Fair Market Value per share.

(2) Option Period. The Option Period of each Option shall be fixed by the Committee, provided that no Option shall be exercisable more than ten (10) years after the date the Option is granted. In the case of an Incentive Stock Option granted to a 10% Owner, the Option Period shall not exceed five (5) years. No Option which is intended to be an Incentive Stock Option shall be granted more than ten (10) years from the date the Plan is adopted by the Company or the date the Plan is approved by the shareholders of the Company, whichever is earlier.

(3) Exercisability. Unless otherwise provided in an Award Agreement, Options shall become exercisable at the rate of twenty percent (20%) of the total number of shares as of each anniversary of the Grant Date. In addition, the Committee may at any time accelerate the exercisability of all or part of any Option. If the Committee intends that an Option be able to qualify as an Incentive Stock Option, the Committee may, in its discretion, provide that the aggregate Fair Market Value (determined at the date of grant of the Option) of the Common Stock as to which such Incentive Stock Option held by a Participant which is exercisable for the first time during any calendar year (including all other incentive stock options held by the Participant issued under all plans of the Company and its Affiliates), shall not exceed $100,000.

(4) Method of Exercise. Subject to the provisions of this Article VI and the Agreement, a Participant may exercise Options, in whole or in part after they become exercisable, during the Option Period by giving written notice of exercise on a form provided by the Committee to the Company specifying the number of shares of Common Stock subject to the Option to be purchased or in such other manner as is prescribed by the Committee or its delegates. Such notice shall be accompanied by payment in full of the purchase price by cash or certified check or such other form of payment as the Company may accept. If permitted by the Committee, payment in full or in part may also be made by (i) withholding Common Stock otherwise issuable to the Participant upon exercise of the Option or by delivering Common Stock already owned by the Participant, in each case having a total Fair Market Value on the date of exercise equal to the Option Price; (ii) the delivery of cash by a broker-dealer as a “cashless” exercise, provided such method of payment may not be used by a director or executive officer of the Company to the extent it would violate the Sarbanes-Oxley Act of 2002; or (iii) any combination of the foregoing.

(5) Non-transferability of Options. Except as provided under the Plan or an Agreement, or as otherwise approved by the Committee, no Option shall be sold, assigned, margined, transferred, encumbered, conveyed, gifted, alienated, hypothecated, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution, and all Options shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s Representative.

6.4 Termination by Reason of Death. Unless otherwise provided in an Agreement or determined by the Committee, if a Participant incurs a Termination of Employment due to death or dies within three (3) months after a termination described in Section 6.6, any unexpired and unexercised Option held by such Participant shall thereafter be fully exercisable for a period of one (1) year immediately following the date of such death or until the expiration of the Option Period, whichever period is the shorter.

6.5 Termination by Reason of Disability. Unless otherwise provided in an Agreement or determined by the Committee, if a Participant incurs a Termination of Employment due to a Disability, any unexpired and unexercised Option held by such Participant shall thereafter be fully exercisable by the Participant for a period of one (1) year immediately following the date of such Disability or until the expiration of the Option Period, whichever period is the shorter, and the Participant’s death at any time following such Termination of Employment due to Disability shall not affect the foregoing.

6.6 Termination for Cause. If the Participant incurs a Termination of Employment for Cause, the Option shall terminate immediately.

6.7 Other Termination. Unless otherwise provided in an Agreement or determined by the Committee, if a Participant incurs a Termination of Employment that is involuntary on the part of the Participant (but is not due to death, Disability or termination for Cause) or is voluntary on the part of the Participant, any Option held by such Participant shall thereupon terminate, except that such Option, to the extent then exercisable, may be exercised for the lesser of the ninety (90) consecutive day period commencing with the date of such Termination of Employment or until the expiration of the Option Period whichever period is the shorter. Unless otherwise provided in an Agreement, the death or Disability of a Participant after a Termination of Employment otherwise provided herein shall not extend the time permitted to exercise an Option.

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.1 General. The Committee shall have authority to grant Stock Appreciation Rights under the Plan at any time or from time to time. Stock Appreciation Rights may be awarded either alone or in addition to other Awards granted under the Plan. Subject to the Participant’s satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or an Agreement, a Stock Appreciation Right shall entitle the Participant to surrender to the Company the Stock Appreciation Right and to be paid therefore in Common Stock the amount described in Section 7.3(2).

7.2 Grant. The grant of a Stock Appreciation Right shall occur as of the Grant Date determined by the Committee. Except in the case of substitute awards granted pursuant to Section 12.11 of the Plan, in no event shall the Exercise Price per share be less than the Fair Market Value per share as of the Grant Date. A Stock Appreciation Right entitles a Participant to receive Common Stock as determined by the Committee and set forth in the Award Agreement in accordance with Section 7.3(2). An Award of Stock Appreciation Rights shall be evidenced by, and subject to the terms of an Agreement, which shall become effective upon execution by the Participant.

7.3 Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

(1) Period and Exercise. The term of a Stock Appreciation Right shall be established by the Committee. A Stock Appreciation Right shall be for such period and shall be exercisable at such times and to the extent provided in the Agreement. Subject to Section 10.1 and the terms set by the Committee, Stock Appreciation Rights shall be exercisable at the rate of twenty percent (20%) of the shares subject to the Award as of each anniversary of the Grant Date. In addition, the Committee may at any time accelerate the exercisability of all or part of any Stock Appreciation Right. Stock Appreciation Rights shall be exercised by the Participant’s giving written notice of exercise on a form provided by the Committee (if available) to the Company specifying the portion of the Stock Appreciation Right to be exercised or in such other manner as is prescribed by the Committee or its delegates.

(2) Amount. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash or Common Stock equal in value to the excess of the Fair Market Value per share of Common Stock as of the date of exercise over the Exercise Price per share of Common Stock specified in the related Agreement, multiplied by the number of shares in respect of which the Stock Appreciation Right is exercised. For purposes of determining the number of shares of Common Stock to be delivered upon exercise of a Stock Appreciation Right to be paid in stock, the amount the Participant is entitled to receive in accordance with the foregoing sentence shall be divided by the Fair Market Value per share of Common Stock as of the date of exercise of such Stock Appreciation Right.

(3) Non-transferability of Stock Appreciation Rights. Except as provided in the Plan or in an Agreement, no Stock Appreciation Rights shall be sold, assigned, margined, transferred, encumbered, conveyed, gifted, alienated, hypothecated, pledged or otherwise disposed of, other than by will or the laws of descent and distribution, and all Stock Appreciation Rights shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s Representative.

(4) Termination. A Stock Appreciation Right shall be forfeited or terminated at such time as an Option would be forfeited or terminated under the Plan, unless otherwise provided in an Agreement.

ARTICLE VIII

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1 General. The Committee shall have authority to grant Restricted Stock and/or Restricted Stock Units under the Plan at any time or from time to time. The Committee shall determine the number of shares of Restricted Stock and/or the number of Restricted Stock Units to be awarded to any Participant, the time or times within which such Awards may be subject to forfeiture, and any other terms and conditions of the Awards. Each Award shall be confirmed by, and be subject to the terms of, an Agreement which shall become effective upon execution by the Participant.

8.2 Grant, Awards and Certificates. An Award of Restricted Stock or of Restricted Stock Units shall occur as of the Grant Date determined by the Committee and as provided in an Agreement. Restricted Stock and Restricted Stock Units may be awarded either alone or in addition to other Awards granted under the Plan. Notwithstanding the limitations on issuance of Common Stock otherwise provided in the Plan, each Participant receiving an Award of Restricted Stock shall be issued a certificate (or other representation of title) in respect of such Restricted Stock. Such certificate shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award as determined by the Committee. The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a share power, endorsed in blank, relating to the Common Stock covered by such Award.

8.3 Terms and Conditions. Restricted Stock and Restricted Stock Units shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

(1) Limitations on Transferability. The issue prices for Restricted Stock and Restricted Stock Units shall be set by the Committee and may be zero. Subject to the provisions of the Plan and the Agreement, during a period set by the Committee (and, in the case of Restricted Stock Units, until the date of delivery of Common Stock), commencing with the date of such Award (the “Restriction Period”), the Participant shall not be permitted to sell, assign, margin, transfer, encumber, convey, gift, alienate, hypothecate, pledge or otherwise dispose of Restricted Stock or Restricted Stock Units.

(2) Rights. Except as provided in Section 8.3(1), the Participant shall have, with respect to the Restricted Stock, all of the rights of a shareholder of the Company holding the class of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any cash dividends, except as limited by this Section 8.3(2). A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder but shall, to the extent provided in an Agreement, have the right to receive (with respect to such Restricted Stock Units) cash payments or dividend equivalent amounts (as provided in the Participant’s Restricted Stock Unit Agreement) equal in value to, and payable at the same time as, the cash dividends payable on a like number shares of Common Stock. Unless otherwise determined by the Committee, cash dividends on a Restricted Stock Award shall not be distributed prior to vesting of the Restricted Stock Award, but shall instead be accumulated and distributed as additional shares of Common Stock after vesting of the Restricted Stock Award, provided that payment shall be made no more than two and a half months after the end of the calendar year in which the Restricted Stock Award vests.

(3) Criteria. Based on service, performance by the Participant or by the Company or the Affiliate, including any division or department for which the Participant is employed, or such other factors or criteria as the Committee may determine, the Committee may provide for the lapse of restrictions in installments and may accelerate the vesting of all or any part of any Award of Restricted Stock and waive the restrictions for all or any part of such Award of Restricted Stock.

(4) Forfeiture. Unless otherwise provided in an Agreement or determined by the Committee, if the Participant incurs a Termination of Employment due to death or Disability during the Restriction Period, the restrictions shall lapse and the Participant shall be fully vested in the Restricted Stock or Restricted Stock Units. Except to the extent otherwise provided in the applicable Agreement and the Plan, upon a Participant’s Termination of Employment for any reason during the Restriction Period other than a Termination of Employment due to death or Disability, all shares of Restricted Stock and Restricted Stock Units still subject to restriction shall be forfeited by the Participant, except the Committee shall have the discretion to waive in whole or in part any or all remaining restrictions with respect to any or all of such Participant’s Restricted Stock and Restricted Stock Units.

(5) Delivery. If a share certificate is issued in respect of Restricted Stock, the certificate shall be registered in the name of the Participant but shall be held by the Company for the account of the Participant until the end of the Restricted Period. If and when the Restriction Period expires without a prior forfeiture of Restricted Stock or Restricted Stock Units subject to such Restriction Period, unlegended certificates (or other representation of title) for Common Stock shall be delivered to the Participant at the time and subject to the conditions provided in the Agreement governing such Award.

(6) Election. If so provided in the applicable Award Agreement, a Participant may elect to further defer receipt of the Restricted Stock or payment of Common Stock with respect to Restricted Stock Units for a specified period or until a specified event, subject to the Committee’s approval and to such terms as are determined by the Committee. Subject to any exceptions adopted by the Committee, such election must be made in compliance with the terms and conditions of Section 409A of the Code.

ARTICLE IX

PERFORMANCE UNITS

9.1 General. The Committee shall have authority to grant Performance Units under the Plan at any time or from time to time. A Performance Unit (“Performance Unit”) consists of the right to receive cash or Common Stock upon achievement of certain goals relating to performance (“Performance Goals”) and may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall have complete discretion to determine the number of Performance Units granted to each Participant. Each Performance Unit Award shall be evidenced by, and be subject to the terms of, an Agreement which will become effective upon execution by the Participant. The time period during which a Performance Unit Award shall be earned shall be the “Performance Period,” and shall be at least one (1) fiscal year in length. Performance Units may be subject to Performance Goals which shall be established by the Committee.

9.2 Earning Performance Unit Awards. After the applicable Performance Period shall have ended, the Committee shall determine the extent to which the established Performance Goals have been achieved.

9.3 Termination of Employment Due to Death or Disability. In the event of a Termination of Employment due to death or Disability during a Performance Period, the Participant shall receive a pro rata share (based on the portion of the Performance Period during which the Participant was providing services to the Company or an Affiliate) of the Award (as determined following the completion of the Performance Period) earned with respect to the Participant’s Performance Units relating to such Performance Period. Unless otherwise determined by the Committee, in the event that a Participant’s employment terminates for any other reason, all Performance Units shall be forfeited by the Participant to the Company. Distribution of earned Performance Units on account of Termination of Employment due to death or Disability shall be made at the same time payments are made to Participants who did not incur a Termination of Employment during the applicable Performance Period

9.4 Nontransferability. Unless otherwise provided in an Agreement, Performance Units may not be sold, assigned, margined, transferred, encumbered, conveyed, gifted, alienated, hypothecated, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution.

9.5 Election to Defer. If so provided in an Award Agreement, a Participant may elect to defer receipt of the cash Award with respect to Performance Units for a specified period or until a specified event, subject to the Committee’s approval, on such terms as are determined by the Committee, and subject to compliance with Section 409A of the Code.

9.6 Payment. Payment with respect to Performance Units shall be made in accordance with the related Agreement. In no event, however, shall any payment with respect to a Performance Unit be made after the fifteenth day of the third month after the last day of the applicable Performance Period.

ARTICLE X

CHANGE IN CONTROL PROVISIONS

10.1 Impact of Event. Notwithstanding any other provision of the Plan to the contrary and unless otherwise provided in an Agreement, in the event of a Change in Control:

(1) Any Stock Options and Stock Appreciation Rights outstanding as of the date of such Change in Control and not then exercisable shall become fully exercisable to the full extent of the original grant;

(2) The restrictions applicable to any Restricted Stock and Restricted Stock Unit Awards shall lapse. Such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant, and such Restricted Stock Units shall become free of all restrictions, fully vested, and payable in shares of Common Stock; and

(3) Any Performance Goal or other condition with respect to any Performance Units shall be deemed to have been satisfied in full, and such Award shall be fully distributable.

10.2 Additional Discretion. In the event of a Change in Control, the Committee shall make a proportional adjustment of the terms of Awards granted hereunder in whatever manner as the Committee deems appropriate to equitably reflect the change (if any) in the value of the Common Stock due to the Change in Control. Notwithstanding anything herein or in an Agreement to the contrary, upon a Change in Control, the Committee shall have full discretion with respect to an outstanding Award to provide that the securities of another entity be substituted hereunder for the Common Stock and to make equitable adjustment with respect thereto.

10.3 Fundamental Change. In the event of a proposed (i) dissolution or liquidation of the Company, (ii) a sale of substantially all of the assets of the Company, (iii) a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation, or (iv) a statutory share exchange involving the capital stock of the Company (each, a “Fundamental Change”), the Committee may, but shall not be obligated to:

(1) with respect to a Fundamental Change that involves a merger, consolidation or statutory share exchange, make appropriate provision for the protection of each outstanding Stock Options and Stock Appreciation Rights by the substitution of options, stock appreciation rights and appropriate voting common stock of the corporation surviving any such merger or consolidation or, if appropriate, the “parent corporation” (as defined in Section 424(e) of the Code from time to time, and any regulations promulgated thereunder, or any successor provision) of the Company or such surviving corporation, in lieu of the Stock Options, Stock Appreciation Rights and shares of Regis Stock, or

(2) with respect to any Fundamental Change, including, without limitation, a merger, consolidation or statutory share exchange, declare, prior to the occurrence of the Fundamental Change, and provide written notice to each holder of a Stock Option or Stock Appreciation Right of the declaration, that the Stock Option or Stock Appreciation Right, whether or not then exercisable, shall be canceled at the time of, or immediately prior to the occurrence of, the Fundamental Change in exchange for payment to the holder of the Stock Option or Stock Appreciation Right, within 20 days after the Fundamental Change, of cash equal to (i) for each share of Regis Stock covered by the canceled Stock Option, the amount, if any, by which the Fair Market Value (as defined in this Section) per share exceeds the Exercise Price per share covered by such Stock Option and (ii) for each Stock Appreciation Right, the price determined pursuant to Section 7.3(2), except that Fair Market Value of the share of Regis Stock as of the date of exercise of the Stock Appreciation Right as used therein shall be deemed to mean the Fair Market Value of each share of Regis Stock with respect to which the Stock Appreciation Right is determined in the manner hereinafter referred to in this Section 10.3(2). At the time of the declaration provided for in the immediately preceding sentence, the Stock Option or Stock Appreciation Right shall immediately become exercisable in full and the holder of the Stock Option or Stock Appreciation Right shall have the right, during the period preceding the time of cancellation of the Stock Option or Stock Appreciation Right, to exercise the Stock Option or Stock Appreciation Right as to all or any part of the shares of Regis Stock covered thereby or the Stock Appreciation Right in whole or in part, as the case may be. In the event of a declaration pursuant to this Section 10.3(2), each Stock Option and Stock Appreciation Right, to the extent that it shall not have been exercised prior to the Fundamental Change, shall be canceled at the time of, or immediately prior to, the Fundamental Change, as provided in the declaration. Notwithstanding the foregoing, each holder of a Stock Option or Stock Appreciation Right shall not be entitled to the payment provided for in this Section 10.3(2) if such Stock Option or Stock Appreciation Right shall have expired or been forfeited. For purposes of this Section 10.3(2) only, “Fair Market Value” per share of Regis Stock means cash plus the fair market value, as determined in good faith by the Committee, of the non-cash consideration to be received per share of Regis Stock by the shareholders of the Company upon the occurrence of the Fundamental Change, notwithstanding anything to the contrary provided in this Agreement.

ARTICLE XI

PROVISIONS APPLICABLE TO SHARES ACQUIRED UNDER THIS PLAN

11.1 No Company Obligation. Except to the extent required by applicable securities laws, none of the Company, an Affiliate or the Committee shall have any duty or obligation to affirmatively disclose material information to a record or beneficial holder of Common Stock or an Award, and such holder shall have no right to be advised of any material information regarding the Company or any Affiliate at any time prior to, upon, or in connection with receipt, exercise or distribution of an Award. The Company makes no representation or warranty as to the future value of the Common Stock issued or acquired in accordance with the provisions of the Plan.

ARTICLE XII

MISCELLANEOUS

12.1 Amendments and Termination; No Repricing. Upon shareholder approval of the amendment to extend the term of the Plan at the 2013 annual meeting of shareholders, the Plan shall terminate on May 26, 2024, and the Board may amend, alter, or discontinue the Plan at any time, but no termination, amendment, alteration or discontinuation shall be made which would materially impair the rights of a Participant under an Award theretofore granted without the Participant’s consent, except such an amendment (a) made to cause the Plan to comply with applicable law, including without limitation an amendment to bring the Award into compliance with, or obtain an exemption from, the requirements of Code Section 409A; or (b) made to permit the Company or an Affiliate a tax deduction under applicable law. The Committee may amend, alter or discontinue the terms of any Award theretofore granted, prospectively or retroactively, on the same conditions and limitations (and exceptions to limitations) as apply to the Board, and further subject to any approval or limitations the Board may impose. Notwithstanding the foregoing, any material amendments (as determined under the rules of the New York Stock Exchange, as amended from time to time or otherwise required by law) to the Plan shall require shareholder approval. In no event may the Exercise Price per share of Common Stock covered by an Option, or the Exercise Price of a Stock Appreciation Right, be reduced, or may an Option or Stock Appreciation Right otherwise be subject to any action that would be treated under the accounting rules or otherwise as a “repricing,” unless such action is approved by the Company’s shareholders.

12.2 Unfunded Status of Plan. It is intended that the Plan be an “unfunded” plan for incentive compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

12.3 Provisions Relating to Internal Revenue Code Section 162(m). It is the intent of the Company that certain Awards granted to persons who are Covered Employees within the meaning of Section 162(m) of the Code shall constitute “qualified performance-based compensation” satisfying the requirements of Code Section 162(m) (the “Performance-Based Exception”). Accordingly, the Plan shall be administered and the provisions of the Plan shall be interpreted in a manner consistent with Code Section 162(m) with respect to such Awards. If any provision of the Plan or any Agreement relating to such an Award does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. In addition, the following provisions shall apply with respect to any Award intended to qualify for the Performance-Based Exception:

(1) Not later than the date required or permitted for “qualified performance-based compensation” under Code Section 162(m), the Committee shall determine the Participants who are Covered Employees who will receive Awards that are intended as qualified performance-based compensation and the amount or method for determining the amount of such compensation.

(2) During any three-consecutive calendar year period, the maximum number of shares of Common Stock for which Options and Stock Appreciation Rights, in the aggregate, may be granted to any Participant shall not exceed 800,000 shares. For Restricted Stock and Restricted Stock Units that are intended to qualify for the Performance-Based Exception, no more than 800,000 shares may be subject to such Awards granted to any Participant during any three-consecutive calendar year period. For Performance Unit Awards that are intended to qualify for the Performance-Based Exception, no more than $2,000,000 may be subject to such Awards granted to any Participant during any three-consecutive calendar year period. If, after amounts have been earned with respect to Performance Unit Awards, the payment of such amounts is deferred, any additional amounts attributable to earnings during the deferral period shall be disregarded for purposes of this limit.

(3) Performance Goals. Awards may be subject to Performance Goals (as defined in Section 9.1) which shall be measured in a specific Performance Period (as defined in Section 9.1) established by the Committee which shall be based on any of the following performance criteria, either alone or in any combination, and on either a consolidated or business unit level, and on an absolute or relative basis compared to other companies or indexes, as the Committee may determine: earnings per share (“EPS”), sales; cash flow; cash flow from operations; operating profit or income; net income; operating margin; net income margin; return on net assets; economic value added; return on total assets; return on common equity; return on total capital; total shareholder return; revenue; revenue growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA growth; funds from operations per share and per share growth; cash available for distribution; cash available for distribution per share and per share growth; share price performance or improvements in the Company’s attainment of expense levels; and implementing or completion of critical projects. In addition, Awards not intended to qualify for the Performance-Based Exception may be based on such other performance criteria as the Committee may determine. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items, as defined by GAAP; effects of accounting changes; effects of financing activities (e.g., effect on earnings per share of issuance of convertible debt securities); expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of litigation activities and settlements. Any such performance criterion or combination of such criteria may apply to the Participant’s Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify. Unless the Committee determines otherwise for any Performance Period, extraordinary items, such as capital gains and losses, which affect any performance criterion applicable to the Award (including but not limited to the criterion of net income) shall be excluded or included in determining on the extent to which the corresponding performance goal has been achieved, whichever will produce the higher Award. In the event applicable tax or other laws change to permit the Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. The Committee has the right to adjust downward, but not upward, any amount determined to be otherwise payable in connection with such an Award.

(4) Earning Performance Awards. After the applicable Performance Period shall have ended, the Committee shall certify the extent to which the established Performance Goals have been achieved. Payment with respect to Awards for Covered Employees that are intended to qualify for the Performance-Based Exception shall be a direct function of the extent to which the Company’s Performance Goals have been achieved. An Award intended to qualify for the Performance-Based Exception shall (unless the Committee determines otherwise) provide that in the event of the Participant’s Termination of Employment prior to the end of the Performance Period for any reason other than death or Disability, such Award will be payable only (a) if the applicable Performance Goals are achieved and (b) to the extent, if any, as the Committee shall determine.

(5) Other Section 162(m) Provisions. In the manner required by Section 162(m) of the Code, the Committee shall, promptly after the date on which the necessary financial and other information for a particular Performance Period becomes available, certify the extent to which Performance Goals have been achieved with respect to any Award intended to qualify for the Performance-Based Exception. The Committee may not increase the amount of any Performance Unit Award payable to any Participant above the amount established in accordance with the relevant Performance Goals with respect to any Award intended to qualify for the Performance-Based Exception.

12.4 No Additional Obligation. Nothing contained in the Plan shall prevent the Company or an Affiliate from adopting other or additional compensation or benefit arrangements for its employees.

12.5 Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award, the Participant shall pay to the Company (or other entity identified by the Committee), or make arrangements satisfactory to the Company or other entity identified by the Committee regarding the payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to such income. Unless otherwise determined by the Committee, withholding obligations may be settled with Common Stock, including shares of Common Stock that are part of the Award that give rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. Subject to approval by the Committee, a Participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Common Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the required statutory minimum (but no more than such required minimum) with respect to the Company’s withholding obligation, or (ii) transferring to the Company shares of Common Stock owned by the Participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the required statutory minimum (but no more than such required minimum) with respect to the Company’s withholding obligation.

12.6 Controlling Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of Minnesota (other than its law respecting choice of law). The Plan shall be construed to comply with all applicable law and to avoid liability to the Company, an Affiliate or a Participant. The Board and the Committee shall administer the Plan, and shall exercise all authority and discretion under the Plan to satisfy the requirements of Code Section 409A.

12.7 Offset. Any amounts owed to the Company or an Affiliate by the Participant of whatever nature may be offset by the Company from the value of any Award to be transferred to the Participant.

12.8 Nontransferability; Beneficiaries. No Award shall be assignable or transferable by the Participant, otherwise than by will or the laws of descent and distribution or pursuant to a beneficiary designation, and Awards shall be exercisable during the Participant’s lifetime only by the Participant (or by the Participant’s legal representatives in the event of the Participant’s incapacity). Each Participant may designate a Beneficiary to exercise any Option or Stock Appreciation Right or receive any Award held by the Participant at the time of the Participant’s death or to be assigned any other Award outstanding at the time of the Participant’s death. If a deceased Participant has named no Beneficiary, any Award held by the Participant at the time of death shall be transferred as provided in his or her will or by the laws of descent and distribution. Except in the case of the holder’s incapacity, only the holder may exercise an Option or Stock Appreciation Right. Notwithstanding the foregoing, the Board or the Committee may, in its discretion and subject to such limitations and conditions as the Board or the Committee deems appropriate, permit the transfer of an Award by a Participant without consideration to a Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse (including an ex-spouse incident to divorce), siblings, in-laws, or persons related by reason of legal adoption (collectively, the “Family Members”), or to a trust for the exclusive benefit of the Grantee’s Family Members or a partnership, corporation or limited liability the equity interests of which are owned by the Grantee and/or the Grantee’s Family Members.

12.9 Gross-Up for Excise Tax. If all or any portion of the payments and benefits (including any acceleration of vesting) provided under this Plan, either alone or together with other payments and benefits which a Participant receives or is then entitled to receive from the Company or an Affiliate, would constitute a “parachute payment” within the meaning of Section 280G of the Code, the Company shall pay to the Participant, within ten (10) business days of the determination that the payment would constitute a parachute payment, a tax “gross-up” payment to the extent necessary so that the net after-tax benefit to the Participant shall be equal to the net after-tax benefit if the excise tax associated with the “parachute payment” were not imposed. The “net after-tax benefit” for these purposes shall mean the sum of (i) the total amount payable to the Participant under the Plan that would constitute a “parachute payment”, plus (ii) all other payments and benefits which the Participant receives or is then entitled to receive from the Company or any Affiliate that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based upon the rate in effect for such year as set forth in the Code at the time of the payment), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. The determination on whether or not all or any portion of the payments and benefits provided to the Participant would constitute parachute payments shall be made by a national certified public accounting firm selected by the Company, and such determination shall be conclusive and binding on the Participant.  The provisions of this Section 12.9 shall not be effective as to any Participants who first receive Awards under the Plan on or after the Restatement Effective Date.

12.10 No Rights with Respect to Continuance of Employment. Nothing contained herein shall be deemed to alter the relationship between the Company or an Affiliate and a Participant, or the contractual relationship between a Participant and the Company or an Affiliate if there is a written contract regarding such relationship. Nothing contained herein shall be construed to constitute a contract of employment between the Company or an Affiliate and a Participant. The Company or an Affiliate and each of the Participants continue to have the right to terminate the employment or service relationship at any time for any reason, except as provided in a written contract. The Company or an Affiliate shall have no obligation to retain the Participant in its employ or service as a result of this Plan. There shall be no inference as to the length of employment or service hereby, and the Company or an Affiliate reserves the same rights to terminate the Participant’s employment or service as existed prior to the individual becoming a Participant in this Plan.

12.11 Awards in Substitution for Awards Granted by Other Corporations. Awards may be granted under the Plan from time to time in substitution for awards held by employees, directors or service providers of other corporations who are about to become officers, directors or employees of the Company or an Affiliate as the result of a merger or consolidation of the employing corporation with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing corporation, or the acquisition by the Company or Affiliate of the share of the employing corporation, as the result of which it becomes a designated employer under the Plan. The terms and conditions of the Awards so granted may vary from the terms and conditions set forth in this Plan at the time of such grant as the majority of the members of the Committee may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

12.12 Foreign Alternatives. Notwithstanding the other provisions of the Plan, in the case of any Award to any Participant who is an employee of a foreign subsidiary or foreign branch of the Company or held by a Participant who is in any other category specified by the Committee, the Committee may specify that such Award shall not be represented by Common Stock or other securities but shall be represented by rights approximately equivalent (as determined by the Committee) to the rights that such Participant would have received if shares of Common Stock or other securities had been issued in the name of such Participant otherwise in accordance with the Plan (such rights being hereinafter called “Share Equivalents”). The Share Equivalents representing any such Award may subsequently, at the option of the Committee, be converted into cash or an equivalent number of shares of Common Stock or other securities under such circumstances and in such manner as the Committee may determine.

12.13 Delivery of Stock Certificates. To the extent the Company uses certificates to represent shares of Common Stock, certificates to be delivered to Participants under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the Participant, at the Participant’s last known address on file with the Company. Any reference in this Section 12.13 or elsewhere in the Plan or an Agreement to actual stock certificates and/or the delivery of actual stock certificates shall be deemed satisfied by the electronic record-keeping and electronic delivery of shares of Common Stock or other mechanism then utilized by the Company and its agents for reflecting ownership of such shares.

12.14 Headings. The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

12.15 Severability. If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

12.16 Successors and Assigns. This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors.

12.17 Entire Agreement. This Plan and each Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between the Plan and each Agreement, the terms and conditions of this Plan shall control.